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                              PROMISSORY NOTE




$35,000,000                                            Los Angeles, California
                                                                 April 2, 1998





         FOR VALUE RECEIVED, the undersigned, KNOWLEDGE BEGINNINGS, INC., a Delaware corporation ("Beginnings"), hereby promises to pay to KNOWLEDGE UNIVERSITY HOLDINGS, L.L.C., a Delaware limited liability company ("Holdings"), at its address at 844 Moraga Drive, Los Angeles, California 90049-1639, or at such other place as Holdings may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the aggregate principal amount of THIRTY-FIVE MILLION AND NO/100 DOLLARS ($35,000,000.00). The maturity date (the
"Maturity Date") of this Promissory Note shall be April 2, 1999, at which time the then-outstanding principal balance hereof, together with all accrued and unpaid interest at a rate of 8% per annum through the Maturity Date, shall become immediately due and payable.

         At any time prior to the Maturity Date, Beginnings shall have the right to pay Holdings all or any portion of the then-outstanding principal balance of this Promissory Note, together with any accrued and unpaid interest, without penalty.

         Time is of the essence in this Promissory Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Beginnings.

         THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.


                                           KNOWLEDGE BEGINNINGS, INC.


                                           By:    /s/ RONALD J. PACKARD
                                              --------------------------------
                                           Name:  Ronald J. Packard
                                                ------------------------------
                                           Title: Treasurer
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